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                                                                    Exhibit 23.1

The Board of Directors
InKine Pharmaceutical Company, Inc.


We consent to incorporation by reference in the registration statements Nos. 333-102804, 333-64658, 333-42647, 333-37254 and 333-89365 on Form S-3 and Nos.
333-33898, 333-58063, 333-58065, 333-54530, 333-50022, 333-49992 and 333-47088
on Form S-8 of InKine Pharmaceutical Company, Inc. of our report dated February 20, 2003, relating to the balance sheets of InKine Pharmaceutical Company, Inc. as of December 31, 2002 and 2001 and the related statements of operations, changes in shareholders' equity (deficit) and cash flows for the years ended December 31, 2002 and 2001, the six-month period ended December 31, 2000 and for the year ended June 30, 2000, which report appears in the annual report on Form 10-K of InKine Pharmaceutical Company, Inc.


/s/ KPMG LLP


Philadelphia, Pennsylvania
March 20, 2003